Exhibit 5.1

525 W. Monroe Street
Chicago, IL 60661-3693
312.902.5200 tel
312.902.1061 fax
www.kattenlaw.com
April 2, 2024
Pinstripes Holdings, Inc.
1150 Willow Road
Northbrook, IL 60062

Re:	Pinstripes Holdings, Inc.
Securities Registered under Registration Statement on Form S-1, as amended
Ladies and Gentlemen:
We have acted as counsel to Pinstripes Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-1 (File No. 333-276660), initially filed by the Company with the Commission on January 23, 2024 and previously amended on February 12, 2024 and April 1, 2024 (such registration statement, as amended the “Registration Statement”), including the related preliminary prospectus contained therein and forming a part thereof (the “Prospectus”), by the Company.
The Registration Statement and Prospectus relate to the issuance by the Company of:
(i)up to 23,985,000 shares (the “Warrant Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Pinstripes Holdings Class A Common Stock”) issuable upon exercise of:
    (a) 12,075,000 warrants (the “Public Warrants”) originally issued in the initial public offering of the Company (formerly known as Banyan Acquisition Corporation (“Banyan”)) pursuant to the registration statement on Form S-1 filed by Banyan with the Commission pursuant to the Act and declared effective by the SEC on January 19, 2022 (the “IPO Registration Statement”); and
    (b) 11,910,000 warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) purchased by Banyan Acquisition Sponsor LLC (the “Sponsor”) and the underwriters of the initial public offering of Banyan in a private placement simultaneously with the closing of the initial public offering.
The Registration Statement and Prospectus also relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to an aggregate of 36,605,141 shares of Pinstripes Holdings Class A Common Stock, which consist of:
(i)20,962,824 outstanding shares of Pinstripes Holdings Class A Common Stock (the “Secondary Class A Shares”), held of record by the Selling Securityholders;
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(ii)up to 4,969,777 shares of Pinstripes Holdings Class A Common Stock (the “Class B Conversion Shares”), held of record by the Selling Securityholders, issuable upon conversion of the Pinstripes Holdings Class B Common Stock (as defined below), which consist of:
(a) 915,000 shares of Pinstripes Holding’s Series B-1 common stock, par value $0.0001 per share (“Pinstripes Holdings Series B-1 Common Stock”);
(b) 915,000 shares of Pinstripes Holding’s Series B-2 common stock, par value $0.0001 per share (“Pinstripes Holdings Series B-2 Common Stock”); and
(c) 872,160 shares of Pinstripes Holding’s Series B-3 common stock, par value $0.0001 per share (“Pinstripes Holdings Series B-3 Common Stock” and together with the Pinstripes Holdings Series B-2 Common Stock and the Pinstripes Holdings Series B-1 Common Stock, the “Pinstripes Holdings Class B Common Stock”);
(iii)up to 647,011 shares of Pinstripes Holdings Class A Common Stock (the “Pinstripes Options Shares”) issuable upon exercise of the options (the “Pinstripes Options”) issued to certain Selling Stockholders in exchange for options to purchase Pinstripes, Inc. common stock outstanding prior to the consummation of the transactions (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of June 22, 2023, as amended and restated on September 26, 2023 and on November 22, 2023, by and among Banyan, Panther Merger Sub Inc. and Pinstripes, Inc. (“Pinstripes”);
(iv)up to 172,806 shares of Pinstripes Holdings Class A Common Stock (the “Restricted Stock Unit Shares”) issuable upon the vesting of restricted stock units that were issued to non-employee directors of the Company on January 19, 2024 as consideration of their service as directors of the Company (the “Restricted Stock Units”);
(v)up to 2,912,500 shares of Pinstripes Holdings Class A Common Stock (the “Oaktree Warrant Shares”) issuable upon exercise of the warrants (the “Oaktree Warrant”) issued by the Company to Oaktree Capital Management, L.P., in connection with the closing of the Business Combination and the loan agreement, dated as of December 29, 2023, by and among Pinstripes, Pinstripes Holdings, Oaktree Fund Administration, LLC, as agent and the lenders party thereto (the “Oaktree Loan Agreement”);
(vi)up to 11,910,000 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of 11,910,000 Private Placement Warrants at an exercise price of $11.50 per share; and
(vii)up to 11,910,000 Private Placement Warrants.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and officers of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including:
(i)the Registration Statement, including the Prospectus, and all exhibits thereto;

(ii)(a) the original certificate of incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary”) on March 10, 2021, (b) the amended and restated certificate of incorporation of the Company, as filed with the Secretary on January 19, 2022, and (c) the Company’s second amended and restated certificate of incorporation, as filed with the Secretary on December 29, 2023 and as currently in effect, as certified by an officer of the Company on the date hereof (the “Pinstripes Charter”);
(iii)(a) the Company’s bylaws, in the form filed with the Commission on August 6, 2021, as Exhibit 3.3 to the IPO Registration Statement, (b) the Company’s amended and restated bylaws, in the form filed with the Commission on August 6, 2021, as Exhibit 3.4 to the IPO Registration Statement, and (c) the Company’s amended and restated bylaws, in the form filed as Exhibit 3.3 to a Current Report on Form 8-K filed by the Company with the Commission on January 5, 2024, as currently in effect, as certified by an officer of the Company on the date hereof;
(iv)the specimen warrant certificate, in the form filed with the Commission on January 10, 2022, as Exhibit 4.3 to Amendment No. 4 to the IPO Registration Statement;
(v)(a) the warrants purchase agreement between the Company and the Sponsor, dated as of January 19, 2022, in the form filed as Exhibit 10.4 to a Current Report filed by the Company with the Commission on January 24, 2022 (the “2022 Current Report”), (b) the warrants purchase agreement between the Company and BTIG, LLC, dated as of January 19, 2022, in the form filed as Exhibit 10.5 to the 2022 Current Report, and (c) the warrants purchase agreement between the Company and I-Bankers Securities, Inc., dated as of January 19, 2022, in the form filed as Exhibit 10.6 to the 2022 Current Report (together, the “Private Placement Warrant Agreements”);
(vi)the warrant agreement between the Company and Continental Stock Transfer & Trust Company, dated as of January 19, 2022 (the “Warrant Agreement”), in the form filed with the Commission on January 10, 2022, as Exhibit 4.3 to Amendment 4 to the IPO Registration Statement;
(vii)the underwriting agreement, dated as of January 19, 2022, by and between the Company and BTIG, LLC, as representative of the underwriters named therein, in the form filed as Exhibit 1.1 to Amendment 4 to the IPO Registration Statement;
(viii)the Oaktree Warrant;
(ix)the Pinstripes Holdings, Inc. 2023 Omnibus Equity Incentive Plan (the “Plan”);
(x)the minutes and records of corporate proceedings of the Company relating to the issuance of the Warrant Shares, Public Warrants, Private Placement Warrants, Secondary Class A Shares, Class B Conversion Shares, Pinstripes Option Shares, Restricted Stock Unit Shares and the Oaktree Warrant Shares to which the Registration Statement relates (the “Securities”) and the approval of the Plan; and
(xi)such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed at all applicable times (i) the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies and (ii) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence. With respect to documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power and authority, corporate or other, to enter into and perform all obligations thereunder and have also assumed the valid existence of such parties, the due authorization by all requisite action, corporate or other of, and execution and delivery by, such parties of such documents and the validity and binding effect thereof on such parties.
Based upon and subject to the foregoing, it is our opinion that:
1.The Warrant Shares, when issued and sold by the Company upon valid exercise of the Warrants in accordance with the terms thereof and the Warrant Agreement, including, without limitation, payment of the consideration thereof described in the Warrant Agreement, will be validly issued, fully paid and non-assessable.
2.The Secondary Class A Shares are validly issued, fully paid and nonassessable.
3.Upon the issuance and delivery of the Class B Conversion Shares in connection with the conversion of shares of Pinstripes Holdings Class B Common Stock into shares of Pinstripes Holdings Class A Common Stock in accordance with the Pinstripes Charter, the Class B Conversion Shares will be validly issued, fully paid and nonassessable.
4.Upon the issuance and delivery of the Pinstripes Options Shares in connection with the valid exercise of the Pinstripes Options in accordance with Plan and the applicable award agreements thereunder, the Pinstripes Options Shares will be validly issued, fully paid and non-assessable.
5.Upon the issuance and delivery of the Restricted Stock Unit Shares in connection with the vesting of the Restricted Stock Units in accordance with the Plan and the applicable award agreements thereunder, such Restricted Stock Unit Shares will be validly issued, fully paid and non-assessable.
6.Upon the issuance and delivery of the Oaktree Warrant Shares in connection with the valid exercise of the Oaktree Warrants in accordance with the terms thereof, such Oaktree Warrant Shares will be validly issued, fully paid and non-assessable.
7.The Private Placement Warrants constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.
Our opinions expressed above are subject to the qualification that (i) we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Pinstripes Holdings Class A Common Stock, future issuances of securities of the Company, including the Securities and/or antidilution adjustments to outstanding securities of the Company, may cause the Pinstripes Options, Restricted Stock Units, Oaktree Warrants, the Pinstripes Holdings Class B Common Stock and the Warrants to be exercisable or redeemable for more shares of Pinstripes Holdings Class A Common Stock than the number that then remain authorized but unissued and (ii) we express no opinion as to the applicability of, compliance with, or effect of (a) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) public policy considerations which may limit the rights of parties to obtain certain remedies, (e) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law and (f) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit. In addition, we do not express any opinion with respect to the enforceability of any provision contained in any agreements relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.
Our opinion expressed above is limited to New York law and the Delaware General Corporation Law, and we do not express any opinion concerning any other laws. To the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Securities or the Warrant Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the present laws of the State of New York or the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.
We hereby consent to the reference to our firm under the caption “Validity of Securities” in the Prospectus, which forms a part of the Registration Statement, and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP
KATTEN MUCHIN ROSENMAN LLP